Exhibit 10.1

FIRST AMENDMENT TO UNSECURED CONVERTIBLE PROMISSORY NOTE

THIS FIRST AMENDMENT TO UNSECURED CONVERTIBLE PROMISSORY NOTE (this “Amendment”), is dated as of January 17, 2017 (the “Amendment Effective Date”), by and between MAZ Partners LP (“Holder”), and Transgenomic, Inc. (the “Company”).

WHEREAS, Holder is the holder of an Unsecured Convertible Promissory Note (the “Note”) dated January 20, 2015, in the principal amount of One Hundred Twenty Five Thousand Dollars ($125,000), made by the Company. Holder and the Company have agreed to amend the Note as more particularly described herein. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Note.

WHEREAS, the Note has an original Maturity Date of December 31, 2016 (the “Maturity Date”) and the Company failed to pay the outstanding aggregate amount due on the Note of $139,876.71 (representing $125,000 in aggregate principal amount and $14,876.71 of aggregate accrued interest) on the Maturity Date, which failure would have constituted an Event of Default pursuant to Section 4(v) of the Note if such required amounts were not paid to Holder on January 10, 2017 (the “Payment Event of Default”);

WHEREAS, on January 10, 2017, Holder agreed to temporarily waive the Payment Event of Default for a period to expire on January 16, 2017 to give the Company and Holder time to discuss an extension of the Maturity Date as well as modify certain other terms of the Note in connection with such Maturity Date extension;

WHEREAS, the Company has requested that Holder extend the Maturity Date of the Note and Holder has agreed to do so to the extent and on the terms set forth in this Amendment.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, and the mutual promises made herein, the parties, intending to be legally bound, agree as follows:

1.       Amendment.

(a)       As of the Amendment Effective Date, Section 2 of the Note is hereby amended and restated in its entirety to read as follows:

“2.       PAYMENT

“(a)        Principal. If not otherwise repaid pursuant to Section 2(e) below or converted pursuant to Section 3 below, (i) two-thirds of the outstanding principal amount of this Note shall be due and payable on the first to occur of (1) the effective date of the merger contemplated by that certain Agreement and Plan of Merger, dated as of October 12, 2016, by and between the Company, New Haven Labs Inc. and Precipio Diagnostics, LLC or (2) June 16, 2017 (such applicable date, the “Deferred Maturity Date”) and (ii) the remaining one-third of the outstanding principal amount of this Note shall be due and payable on the sixth month anniversary of the Deferred Maturity Date (the “Extended Maturity Date”).

(b)        Interest.

(i)       Conversion of Deferred Date Interest. On the applicable Deferred Maturity Date, all interest accrued on this Note and unpaid as of the applicable Deferred Maturity Date (the “Deferred Date Interest”) shall be converted into validly issued, fully paid and non-assessable shares of common stock of the Company, par value $0.01 per share (“Common Stock”). The number of shares of Common Stock issuable upon conversion of the Deferred Date Interest shall equal the Deferred Date Interest divided by the greater of (a) the average closing price of the Common Stock on The Nasdaq Stock Market LLC (“NASDAQ”) (or if NASDAQ is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded) for the 20 consecutive trading days immediately preceding the applicable Deferred Maturity Date or (b) $0.25.

(ii)       Accrued Interest From Defered Maturity Date. All accrued and unpaid interest on the remaining outstanding principal amount of this Note accruing from the applicable Deferred Maturity Date shall be due and immediately payable on the first to occur of (1) the Extended Maturity Date or (2) upon the conversion of this Note in accordance with the terms of Section 3 below, in which case such interest shall be payable solely in shares of Common Stock.

(c)        Upon Default. Upon the occurrence or existence of any Event of Default (as defined below), Holder may, by written notice to the Company, declare the then-outstanding principal and accrued interest under this Note to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

(d)       Manner of Payment. All payments shall be made in lawful money of the United States of America at the address for notice to Holder provided in Section 7 below (or such other address as requested in writing by Holder in accordance with Section 7 below). Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

(e)        Prepayment. Prior to the Extended Maturity Date and upon at least five calendar days advance written notice to Holder, the Company may prepay this Note plus accrued and unpaid interest, in whole or in part, without any premium or penalty; provided that, upon receipt by Holder of notice of prepayment by the Company, and prior to any such prepayment by the Company, Holder may elect to convert any or all of the outstanding and unpaid principal amount of this Note into shares of Common Stock in accordance with Section 3 below; and, provided further, that Holder provides notice to the Company of its election to so convert within three business days of receipt of the Company’s notice of prepayment. Any prepayment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.”

(b)       As of the Amendment Effective Date, Section 4 of the Note is hereby amended and restated in its entirety to read as follows:

“4.       EVENTS OF DEFAULT. Notwithstanding the foregoing, upon the occurrence or existence of any of the following events, Holder may, by written notice to the Company, declare the then-outstanding principal and accrued interest under this Note to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived (each, an “Event of Default”): (i) the Company commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any federal or state bankruptcy laws; (ii) the Company makes a general assignment for the benefit of the Company’s creditors; (iii) the Company files, or a third party files against the Company, a petition in bankruptcy or any petition for relief under the federal or state bankruptcy laws and (in the case of an involuntary petition) such petition is not dismissed or discharged within 90 days of such filing; (iv) the Company applies for or consents to the appointment of a receiver, trustee or similar person to take possession of all or a substantial part of the property or assets of the Company or a receiver, trustee or similar person is appointed and not discharged within 90 days; (v) the Company fails to timely make any payment (whether principal, interest or otherwise) under this Note within ten days of when due, whether upon demand or otherwise; (vi) the Company files a certificate of dissolution under applicable state law, otherwise liquidates, dissolves or winds-up the Company, or commences or has commenced against it any action or proceeding for the dissolution, winding-up or liquidation of the Company, or takes any corporate action in furtherance thereof; or (vii) there is, under any agreement to which the Company is a party with a third party or parties, any default by the Company that occurs after January 16, 2017 and results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any material Indebtedness. For purposes of subsection (vii) “Indebtedness” shall mean (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit and (b) obligations evidenced by notes, bonds, debentures or similar instruments. The Company shall promptly notify Holder in writing of any Event of Default or the occurrence of any event that is reasonably likely to result in an Event of Default.”

2.       Warrant.

(a)       To induce the Holder to enter into this Amendment, the Company shall issue to Holder a Warrant (the “Warrant”) to purchase shares of the Company’s common stock having an aggregate value of $15,000 (representing 5% of the value of the outstanding principal amount of this Note). The Warrant shall be issued on the applicable Deferred Maturity Date and shall have the terms and conditions set forth in the form of Warrant attached hereto as Exhibit A.

(b)       The Company’s obligation to issue the Warrant to Holder on the applicable Deferred Maturity Date is subject to the fulfillment to the satisfaction of the Company, on or prior to the applicable Deferred Maturity Date, of the following conditions:

(i)       Holder shall have furnished to the Company on the date hereof the Investor Questionnaire attached hereto as Exhibit B and such representations, warranties and certifications made therein shall be true and correct as of the date of the applicable Deferred Maturity Date as though made on and as of the applicable Deferred Maturity Date; and

(ii)       To the extent the Company’s outside counsel deems advisable, the Warrant shall be provided to The NASDAQ Stock Market LLC (“NASDAQ”) for prior approval. In such case, the Company shall promptly furnish to NASDAQ the form of Warrant set forth on Exhibit A for its review following the date of this Amendment and shall use its commercially reasonable efforts to obtain NASDAQ’s approval of the Warrant prior to the applicable Deferred Maturity Date.

3.       Full Force and Effect; Ratification. Except as expressly modified herein, the Note shall remain in full force and effect pursuant to its terms. The Company hereby ratifies and reaffirms its indebtedness, duties and obligations under the Note, as modified or amended herein.

4.       Counterparts. This Amendment may be executed in two or more counterparts which, when taken together, shall constitute but one and the same document.

5.       Governing Law. This Amendment shall be enforced, governed and construed in all respects in accordance with the laws of the State of New York, as such laws are applied by the New York courts to agreements entered into and to be performed in New York by and between residents of New York.

IN WITNESS WHEREOF, Holder and the Company have caused this Amendment to be executed as of the Amendment Effective Date.

MAZ Partners LP

By:	/s/ Walter Schenker
	Name:	Walter Schenker
	Title:	Principal

TRANSGENOMIC, INC.

By:	/s/ Paul Kinnon
	Name:	Paul Kinnon
	Title:	President and Chief Executive Officer